As filed with the Securities and Exchange Commission on June 25, 2004

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

BUSINESS OBJECTS S.A.
(Exact name of Registrant as specified in its charter)

Republic of France	98-0355777

(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

157-159 Anatole France
92300 Levallois-Perret
France
(Address, including zip code, of Registrant’s principal executive offices)

STOCK SUBSCRIPTION WARRANTS
(Full titles of the Plans)

James R. Tolonen
Chief Financial Officer
Business Objects S.A.
c/o Business Objects Americas
3030 Orchard Parkway
San Jose, California 95134
(408) 953-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Susan J. Wolfe, Esq. General Counsel Business Objects S.A. c/o Business Objects Americas 3030 Orchard Parkway San Jose, California 95134 (408) 953-6000	John T. Sheridan, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered (2)	Per Share	Offering Price	Fee
Ordinary Shares, nominal value €0.10 per share (1)	300,000	$20.61 (3)	$6,183,000 (3)	$783.39

(1)	American Depositary Shares evidenced by American Depositary Receipts that are issuable upon deposit of the Ordinary Shares with The Bank of New York as Depositary registered hereby have been registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-109712).

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional Ordinary Shares which become issuable under the Stock Subscription Warrants by reason of any stock dividend, stock split, capitalization of reserves and premiums or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding Ordinary Shares of Business Objects S.A.

(3)	Estimated in accordance with Rule 457(h) for the purpose of calculating the registration fee, based on the actual price at which the Ordinary Shares issuable pursuant to the Stock Subscription Warrants may be subscribed (€17.04 per share) converted into U.S. Dollars using the Noon Buying Rate on June 9, 2004 of $1.2097.

PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
Index to Exhibits
EXHIBIT 4.2
EXHIBIT 4.3
EXHIBIT 4.4
EXHIBIT 4.5
EXHIBIT 4.6
EXHIBIT 4.7
EXHIBIT 4.8
EXHIBIT 4.9
EXHIBIT 5.1
EXHIBIT 23.1

BUSINESS OBJECTS S.A.
REGISTRATION STATEMENT ON FORM S-8

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Explanatory Note

     This Registration Statement on Form S-8 is being filed for the purpose of registering an aggregate of 300,000 of the Registrant’s Ordinary Shares to be issued to the following non-employee directors pursuant to stock subscription warrants:

-	45,000 Ordinary Shares to Arnold Silverman,

-	45,000 Ordinary Shares to Albert Eisenstat,

-	45,000 Ordinary Shares to Bernard Charlès,

-	45,000 Ordinary Shares to Kurt Lauk,

-	30,000 Ordinary Shares to Gerald Held,

-	30,000 Ordinary Shares to Jean-François Heitz,

-	30,000 Ordinary Shares to David Peterschmidt, and

-	30,000 Ordinary Shares to David J. Roux.

     Each grant is made pursuant to stock subscription warrants at a price per share of €17.04 that was approved at the Registrant’s ordinary and extraordinary meeting of shareholders on June 10, 2004 and issued by the Registrant’s Board of Directors on June 15, 2004.

Item 3. Incorporation of Documents by Reference.

     The following documents and information filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Commission on March 12, 2004 (as amended on Form 10-K/A, filed with the Commission on April 29, 2004).

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed with the commission on May 4, 2004.

3.	The Registrant’s Current Reports on Form 8-K filed on May 18, 2004, April 29, 2004, February 6, 2004, February 5, 2004 and December 23, 2003 (as amended on Form 8-K/A filed on February 24, 2004); provided, however, that the Registrant does not incorporate by reference any information contained in, or exhibits submitted with the Forms 8-K that was expressly furnished and not filed.

4.	The description of Registrant’s Ordinary Shares, nominal value €0.10 per share, contained in the Registrant’s Registration Statement on Form 8-A (File No. 0-24720).

     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and prior to the filing of a post-effective amendment which indicates that all securities offered under this registration statement have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this registration statement from the date of filing of such documents.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     None.

Item 6. Indemnification of Directors and Officers.

     French law generally limits the possibility of a French company to indemnify its (i) directors, as well as (ii) its chief executive officer (“Directeur Général”) and (iii) its deputy chief executive officers (“Directeurs Généraux Délégués”), hereafter (ii) and (iii) collectively or individually named the “Officer(s)”, against their liabilities. However, if a director or an Officer is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys’ fees and costs, the company can in specified circumstances reimburse those fees and costs, to the extent permitted by the law and regulations in effect, under an indemnification arrangement with the director or the Officer. Any indemnification arrangement between the Registrant and any of its directors or Officers must be approved by the Registrant’s shareholders.

     The French Commercial Code does not prohibit a company from purchasing directors and officers insurance for all or part of the members of its management. Under French law, a company is responsible to third parties for the consequences of the decisions of its directors or Officers, such as violations of the laws and regulations applicable to French commercial companies, breaches of a company’s articles of association or mismanagement. If those decisions qualify as mismanagement for instance, the relevant member of the board of directors may have to fully or partly indemnify the company. In addition, under French law, the directors and Officers are liable individually or jointly, as the case may be, to the company or to third parties to the same extent. The Registrant has purchased insurance for all of its directors and Officers.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description of Document
4.1(1)	Form of Deposit Agreement, as amended and restated on October 15, 2003, among Business Objects S.A. and the Bank of New York, as Depositary, and holder from time to time of American Depositary Shares issued thereunder (including Exhibit A to Deposit Agreement).

4.2	Stock Subscription Warrant for Arnold Silverman.

4.3	Stock Subscription Warrant for Albert Eisenstat.

4.4	Stock Subscription Warrant for Bernard Charlès.

4.5	Stock Subscription Warrant for Kurt Lauk.

4.6	Stock Subscription Warrant for Gerald Held.

4.7	Stock Subscription Warrant for Jean-François Heitz.

4.8	Stock Subscription Warrant for David Peterschmidt.

4.9	Stock Subscription Warrant for David J. Roux.

5.1	Opinion of Shearman & Sterling LLP as to the validity of the Ordinary Shares.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Shearman & Sterling LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

(1)	Incorporated by Reference to Exhibit 1 to The Bank of New York’s registration statement on Form F-6 filed with the Commission on October 15, 2003 (File No. 333-109712).

Item 9. Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 6 of Part II of this Form S-8 registration statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, California, on June 25, 2004.

BUSINESS OBJECTS S.A.
By:	/s/ Bernard Liautaud
Bernard Liautaud,
Chairman and Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bernard Liautaud and James R. Tolonen and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement on this Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed on June 25, 2004, by the following persons in the capacities indicated.

Signature	Title	Date
/s/ Bernard Liautaud Bernard Liautaud	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	June 25, 2004
/s/ James R. Tolonen James R. Tolonen	Chief Financial Officer and Senior Group Vice President (Principal Financial and Accounting Officer)	June 25, 2004
/s/ John Olsen John Olsen	Director, President and Chief Operating Officer	June 25, 2004
/s/ Bernard Charlès Bernard Charlès	Director	June 25, 2004
/s/ Arnold N. Silverman Arnold N. Silverman	Director	June 25, 2004
/s/ Albert Eisenstat Albert Eisenstat	Director	June 25, 2004
/s/ Gerald Held Gerald Held	Director	June 25, 2004

Signature	Title	Date
/s/ Jean-François Heitz Jean-François Heitz	Director	June 25, 2004
/s/ David Peterschmidt David Peterschmidt	Director	June 25, 2004
/s/ David J. Roux David J. Roux	Director	June 25, 2004
/s/ Kurt Lauk Kurt Lauk	Director	June 25, 2004

Index to Exhibits

Exhibit
Number	Description of Document
4.1(1)	Form of Deposit Agreement, as amended and restated on October 15, 2003, among Business Objects S.A. and the Bank of New York, as Depositary, and holder from time to time of American Depositary Shares issued thereunder (including Exhibit A to Deposit Agreement).

4.2	Stock Subscription Warrant for Arnold Silverman.

4.3	Stock Subscription Warrant for Albert Eisenstat.

4.4	Stock Subscription Warrant for Bernard Charlès.

4.5	Stock Subscription Warrant for Kurt Lauk.

4.6	Stock Subscription Warrant for Gerald Held.

4.7	Stock Subscription Warrant for Jean-François Heitz.

4.8	Stock Subscription Warrant for David Peterschmidt.

4.9	Stock Subscription Warrant for David J. Roux.

5.1	Opinion of Shearman & Sterling LLP as to the validity of the Ordinary Shares.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Shearman & Sterling LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

(1)	Incorporated by Reference to Exhibit 1 to The Bank of New York’s registration statement on Form F-6 filed with the Commission on October 15, 2003 (File No. 333-109712).